Applied NeuroSolutions Announces Agreement with Eli Lilly and Company to Develop
 Therapeutics to Treat Alzheimer’s Disease

Applied NeuroSolutions Receives Cash and Equity Investment; Establishes Collaboration
 for Novel Approach Toward Alzheimer’s Disease Treatments

Vernon Hills, IL November 28, 2006 - Biopharmaceutical company Applied NeuroSolutions, Inc. (OTC BB: APNS, www.appliedneurosolutions.com) today announced an agreement with Eli Lilly and Company (NYSE: LLY) to develop therapeutics to treat Alzheimer’s disease (AD).

According to the terms of the agreement, Applied NeuroSolutions will receive $2 million in cash, including an equity investment of $500,000, from Lilly, plus annual research and development support. In addition, Lilly will provide APNS with up to $10 million to $20 million per compound based on achievement of certain milestones. Royalties would be paid to Applied NeuroSolutions for any AD therapies brought to market that result from the collaboration.

Lilly will receive the exclusive worldwide rights to the intellectual property related to Applied NeuroSolutions’ expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles. Applied NeuroSolutions has been applying this knowledge to develop diagnostic tools to identify AD at the earliest stages, as well as discovering new targets that are crucial in developing effective AD compounds.

“We are very pleased to be collaborating with Eli Lilly and Company, an acknowledged leader in developing a variety of world-class healthcare products and a company that is preeminent in treating many neurological conditions,” said Ellen R. Hoffing, President and CEO of Applied NeuroSolutions. “The agreement provides an exciting opportunity to expedite our collective efforts in the creation of effective AD therapies.”

Dr. William Chin, VP, discovery biology and clinical investigation at Eli Lilly and Company commented, "This collaboration with Applied NeuroSolutions is further evidence of Lilly's ongoing commitment to the area of Alzheimer's research and complements our own internal efforts to develop better treatments for this devastating disease. We, at Lilly, are looking forward to working with Applied NeuroSolutions and its founding scientist Dr. Peter Davies, a recognized leader in Alzheimer's research."

Conference Call Details
Applied NeuroSolutions management will hold a conference call for investors today, November 28, at 11:00 a.m. Eastern time, to discuss the agreement with Eli Lilly and Company. The call can be accessed by dialing 877-407-0778 (US and Canada) or 201-689-8565 (International). The call will also be webcast simultaneously at www.investorcalendar.com. A replay of the call will be available beginning at 2:00 pm Eastern time today by dialing 877-660-6853 (US and Canada) or 201-612-7415 (international). The account number for the replay call is 286, and the conference ID number is 222072. The call will also be archived on the Internet at www.investorcalendar.com.

About Applied NeuroSolutions:

Applied NeuroSolutions, Inc. (OTC BB: APNS) is developing novel therapeutic compounds to treat and diagnostics to detect Alzheimer's disease based on discoveries originating from the Albert Einstein College of Medicine. Applied NeuroSolutions has discovered biomarkers that the company believes will aid in the development of effective AD treatments. Applied NeuroSolutions has also been working on both a cerebrospinal fluid (CSF) test and a blood test to detect AD at a very early stage. This test can also differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd. For more information, visit www.appliedneurosolutions.com.

Contacts:

Applied NeuroSolutions
Ellen Hoffing, President, CEO
847-573-8000
or
Media Contact
Jeff Siegel, Monarch Communications
516-569-4271

This press release contains forward-looking statements about Applied NeuroSolutions. The company wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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